Contact:  Michael E. DeHaan
          Chairman, President & CEO
          773.239.6000


                          CHESTERFIELD FINANCIAL CORP.
                         REPORTS THIRD QUARTER EARNINGS
                           DECLARES QUARTERLY DIVIDEND

CHICAGO, Illinois, April 22, 2004 - Chesterfield Financial Corp. (NASDAQ: CFSL), the parent company of Chesterfield Federal Savings and Loan Association of Chicago, today reported net income of $557,000, or $0.15 diluted earnings per share for the quarter ended March 31, 2004, compared to net income of $626,000, or $0.18 diluted earnings per share for the quarter ended March 31, 2003. Net income for the nine months ended March 31, 2004 was $1.6 million, or $0.44 diluted earnings per share, compared to net income of $2.2 million, or $0.60 diluted earnings per share for the nine months ended March 31, 2003.

On April 20, 2004, the Board of Directors of the Company declared a third quarter dividend of $0.08 per share, to be paid on June 1, 2004, to stockholders of record as of May 14, 2004.

Comparison of Operating Results for the Quarters Ended March 31, 2004 and 2003

Total interest and dividend income decreased by $410,000, or 10.7%, to $3.4 million for the quarter ended March 31, 2004, from $3.8 million for the quarter ended March 31, 2003. A decrease in yield on interest-earning assets to 3.94%, from 4.41% for the same quarter last year, and a change in the mix of interest-earning assets caused the decline in interest income. The average balance of securities for the quarter ended March 31, 2004, increased $19.5 million compared to the average balance for the quarter ended March 31, 2003, while the average balances of loans and of interest-earning deposits decreased $9.8 million and $11.4 million, respectively.

Interest expense on deposits decreased by $343,000, or 26.7%, to $942,000 for the quarter ended March 31, 2004, from $1.3 million for the same period in 2003. The decrease was primarily attributable to reductions in deposit rates paid, with the average cost of funds decreasing to 1.34% for the current period, from 1.83% for the same period last year, and a shift of $6.4 million in average balances from time deposits to regular savings and transaction accounts.

Net interest income decreased by $67,000, or 2.6%, to $2.47 million for the quarter ended March 31, 2004, from $2.53 million for the same period in 2003. The net interest rate spread increased two basis points, to 2.60% in 2004, from 2.58% in 2003, while the net interest margin decreased seven basis points, to 2.85% in 2004, from 2.92% in 2003. The ratio of average interest-earning assets to average interest-bearing liabilities was 123.0% in 2004, compared to 123.5% in 2003.

Non-interest income increased $25,000, or 4.0%, to $653,000 for the quarter ended March 31, 2004, from $628,000 for the same period in 2003. Insurance commissions generated by the Company's insurance subsidiary decreased $21,000, or 3.6%, to $566,000 in 2004, compared to $587,000 in 2003.

Other income of $21,000 for the quarter ended March 31, 2004, includes a $14,000 loss on the Company's equity investment in a community development company. For the quarter ended March 31, 2003 other non-interest income (which is reported as a loss of $26,000 for the quarter) included a $78,000 loss on the same equity investment.

Total non-interest expense remained approximately the same at $2.2 million for the quarters ended March 31, 2004 and 2003. The annualized ratio of non-interest expense to average assets was 2.45% in 2004, compared to 2.47% in 2003, and the Company's efficiency ratio was 71.2% for the current quarter, compared to 70.4% for the same period last year.

The provision for income taxes of $342,000 for the quarter ended March 31, 2004, resulted in an effective tax rate of 38.0%, compared to a provision of $384,000 and a 38.0% effective tax rate for the same quarter last year.

The Company's return on average assets for the quarter ended March 31, 2004, was 0.61%, compared to 0.69% for the quarter ended March 31, 2003. Return on average equity for the current quarter was 3.03%, compared to 3.48% for the same quarter last year.

Comparison  of  Operating  Results for the Nine Months  Ended March 31, 2004 and
2003

Total interest and dividend income decreased by $2.0 million, or 16.1%, to $10.3 million for the nine months ended March 31, 2004, from $12.3 million for the nine months ended March 31, 2003. A decrease in yield on interest-earning assets to 3.97% for the nine months ended March 31, 2004, from 4.74% for the same period last year, and a change in the mix of interest-earning assets caused the decline in interest income. The average balance of loans for the nine months ended March 31, 2004, decreased $15.7 million compared to the average balance of loans for the nine months ended March 31, 2003, while the average balance of interest-earning deposits and securities increased $14.5 million and $2.4 million, respectively.

Interest expense on deposits decreased by $1.4 million, or 31.9%, to $3.0 million for the nine months ended March 31, 2004, from $4.4 million for the same period in 2003. The decrease was primarily attributable to reductions in deposit rates paid, with the average cost of funds decreasing to 1.42% for the current period, from 2.11% for the same period last year, offset to some extent by a $3.1 million increase in the average balances of deposit accounts.

Net interest income decreased by $574,000, or 7.3%, to $7.3 million for the nine months ended March 31, 2004, from $7.9 million for the same period in 2003. The net interest rate spread decreased eight basis points, to 2.55% in 2004, from 2.63% in 2003, while the net interest margin decreased 23 basis points, to 2.81% in 2004, from 3.04% in 2003. The ratio of average interest-earning assets to average interest-bearing liabilities was 123.0% for the nine months ended March 31, 2004, compared to 124.0% for the same period last year.

Non-interest income decreased $137,000, or 6.2%, to $2.1 million for the nine months ended March 31, 2004, from $2.2 million for the same period in 2003. Insurance commissions generated by the Company's insurance subsidiary decreased $215,000, or 11.0% to $1.7 million in 2004, compared to $2.0 million in 2003. The primary cause for this decrease was the loss of renewal commissions of more than $175,000 from a major client due to renewed competition and lower pricing in the condominium association insurance underwriting business. Other non-interest income of $118,000 for the nine months ended March 31, 2004, includes a $14,000 loss on the Company's equity investment in a community development company. A loss of $105,000 from this same equity investment was recognized for the nine months ended March 31, 2003.

Total non-interest expense decreased $76,000, or 1.1%, to $6.8 million for the nine months ended March 31, 2004, from $6.9 million for the nine months ended March 31, 2003. Salaries and employee benefits increased $79,000, or 1.8%, to $4.5 million for the nine months ended March 31, 2004, compared to $4.4 million for 2003. The $79,000 increase in salaries and employee benefits included a $46,000 increase in ESOP expense attributed to the increased fair value of Company stock allocated to participants. The $203,000 decrease in insurance agency bad debt expense was primarily the result of last year's $194,000 provision for an insurance premium receivable from a long-term commercial client of the Company's insurance agency subsidiary. Parent company administrative expenses increased by $46,000, or 54.1%, to $131,000 for the nine months ended March 31, 2004, compared to $85,000 for the same period last year. The annualized ratio of non-interest expense to average assets was 2.50% in 2004, compared to 2.55% in 2003, and the Company's efficiency ratio was 72.7% for 2004, compared to 68.3% in 2003.

The provision for income taxes of $970,000 for the nine months ended March 31, 2004 resulted in an effective tax rate of 37.9%, compared to a provision of $1.3 million and a 37.1% effective tax rate for the same period last year.

The Company's return on average assets for the nine months ended March 31, 2004, was 0.58%, compared to 0.81% for the same period last year. Return on average equity for the nine months was 2.89%, compared to 4.02% for the same period last year.

Comparison of Financial Condition at March 31, 2004 and June 30, 2003

At March 31, 2004, total assets were $360.9 million, down $8.0 million, or 2.2%, from $368.9 million at June 30, 2003. Cash and cash equivalents decreased $14.8 million, or 10.4%, to $126.9 million at March 31, 2004, compared to $141.6 million at June 30, 2003. Loans receivable at March 31, 2004 were $145.3 million, down $4.7 million, or 3.1%, from $150.0 million at June 30, 2003. Total deposits at March 31, 2004, were $279.5 million, down $2.7 million, or 1.0 %, from $282.2 million at June 30, 2003.

The Company's non-performing loans were $378,000, or 0.26% of loans receivable as of March 31, 2004, compared to $258,000, or 0.17% of loans receivable as of June 30, 2003. The $1.3 million allowance for losses on loans was 0.90% of loans receivable as of March 31, 2004, compared to $1.3 million and 0.87% of loans receivable as of June 30, 2003.

Total stockholders' equity as of March 31, 2004 was $74.8 million, or 20.7% of total assets, compared to $73.3 million, or 19.9% of total assets at June 30, 2003. At March 31, 2004, there were 3,875,521 common shares outstanding with a book value of $19.30 per share, compared to 3,879,558 shares with a book value of $18.90 at June 30, 2003.

This news release contains forward-looking statements that are subject to numerous assumptions, risk and uncertainties. Actual results could differ materially from those contained in or implied by such forward-looking statements for a variety of factors including: (1) developments in general economic conditions, including interest rate and currency fluctuations, market fluctuations and perceptions, and inflation; (2) changes in the economy which could materially change anticipated credit quality trends and the ability to generate loans and deposits; (3) a failure of the capital markets to function consistently within customary levels; (4) a delay in or an inability to execute strategic initiatives designed to grow revenues and/or manage expenses; (5) legislative developments, including changes in laws concerning taxes, banking, securities, insurance and other aspects of the industry; (6) changes in the competitive environment for financial services organizations and the Company's ability to adapt to such changes.

CHESTERFIELD FINANCIAL CORP.
CONSOLIDATED CONDENSED BALANCE SHEETS (unaudited)
Dollars in thousands

                                                                                              March 31,        June 30,
Assets                                                                                          2004             2003
------------------------------------------------------------------------------------------------------------------------
Cash and due from financial institutions                                                      $  11,734       $   8,843
Interest-earning deposits                                                                       109,228         127,994
Federal funds sold                                                                                5,900           4,800
------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents                                                                       126,862         141,637
Securities available-for-sale                                                                    38,362          26,822
Securities held-to-maturity                                                                      25,723          26,117
Loans receivable, net of allowance for loan losses of $1,303 at
     March 31, 2004 and $1,304 at June 30, 2003                                                 145,348         150,022
Federal Home Loan Bank stock                                                                     19,504          18,563
Premises and equipment                                                                            2,190           2,415
Goodwill                                                                                            452             452
Accrued interest receivable and other assets                                                      2,458           2,881
------------------------------------------------------------------------------------------------------------------------
Total assets                                                                                  $ 360,899       $ 368,909
------------------------------------------------------------------------------------------------------------------------

Liabilities and Stockholders' Equity
------------------------------------------------------------------------------------------------------------------------
Liabilities
Deposits                                                                                      $ 279,482       $ 282,175
Advance payments by borrowers for taxes and insurance                                             1,175           2,203
Accrued expenses and other liabilities                                                            5,462          11,222
------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                               286,119         295,600

Stockholders' Equity
Preferred stock, $.01 par value per share, 1,000,000 shares authorized, no shares issued
     and outstanding                                                                               --              --
Common stock, $.01 par value per share, 7,000,000 shares authorized; 4,304,738 shares issued; and 3,875,521 and 3,879,558 shares outstanding at March 31, 2004 and June
     30, 2003, respectively                                                                          43              43
Additional paid-in capital                                                                       42,692          42,399
Retained earnings                                                                                44,022          43,263
Unearned ESOP shares                                                                             (2,668)         (2,833)
Unearned RRP shares                                                                              (1,522)         (1,942)
Treasury stock, at cost                                                                          (7,891)         (7,797)
Accumulated other comprehensive income                                                              104             176
------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                                       74,780          73,309
------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                                    $ 360,899       $ 368,909
------------------------------------------------------------------------------------------------------------------------

CHESTERFIELD FINANCIAL CORP.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME (unaudited)
Dollars in thousands, except per share data

                                                           For the three months          For the nine months
                                                               ended March 31,              ended March 31,
--------------------------------------------------------------------------------------------------------------
                                                             2004          2003          2004          2003
--------------------------------------------------------------------------------------------------------------
Interest income and dividend income
Loans, including fees                                     $  2,232      $  2,657       $  6,910      $  8,343
Securities                                                     581           585          1,586         2,168
Interest-earning deposits                                      270           332            846         1,012
Federal Home Loan Bank stock dividends                         312           224            941           714
Other interest income                                           13            20             37            68
--------------------------------------------------------------------------------------------------------------
Total interest and dividend income                           3,408         3,818         10,320        12,305
Interest expense on deposits                                   942         1,285          3,006         4,417
--------------------------------------------------------------------------------------------------------------
Net interest income before provision for loan losses         2,466         2,533          7,314         7,888
Provision for loan losses                                     --             (75)          --            (275)
--------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses          2,466         2,608          7,314         8,163
Non-interest income
Insurance commissions                                          566           587          1,742         1,957
Service charges on deposit accounts                             66            67            210           205
Other                                                           21           (26)           118            45
--------------------------------------------------------------------------------------------------------------
Total non-interest income                                      653           628          2,070         2,207
Non-interest expense
Salaries and employee benefits                               1,482         1,451          4,497         4,418
Occupancy                                                      201           199            595           594
Equipment                                                       97           110            304           346
Data processing                                                 99           118            292           286
Federal deposit insurance                                       33            33             97            99
Insurance agency bad debt expense                                5            14             14           217
Other                                                          303           301          1,024           939
--------------------------------------------------------------------------------------------------------------
Total non-interest expense                                   2,220         2,226          6,823         6,899
--------------------------------------------------------------------------------------------------------------
Income before income taxes                                     899         1,010          2,561         3,471
Income tax expense                                             342           384            970         1,288
--------------------------------------------------------------------------------------------------------------

Net income                                                $    557      $    626       $  2,183      $  1,591
--------------------------------------------------------------------------------------------------------------
Basic earnings per share                                  $   0.16      $   0.18       $   0.45      $   0.62
--------------------------------------------------------------------------------------------------------------
Diluted earnings per share                                $   0.15      $   0.18       $   0.44      $   0.60
--------------------------------------------------------------------------------------------------------------
Cash dividends per share                                  $   0.08      $   0.06       $   0.24      $   0.11
--------------------------------------------------------------------------------------------------------------

CHESTERFIELD FINANCIAL CORP.
FINANCIAL HIGHLIGHTS (unaudited)
Dollars in thousands, except share and per share data

                                                                                   March 31,      June 30,
                                                                                     2004          2003
                                                                                  ----------    ----------
Selected Financial Highlights:
------------------------------
     Total assets                                                                 $  360,899    $  368,909
     Interest-earning assets                                                         344,065       354,318
     Loans receivable, net                                                           145,348       150,022
     Deposits                                                                        279,482       282,175
     Non-performing loans                                                                378           258
     Allowance for loan losses                                                         1,303         1,304
     Total stockholders' equity                                                       74,780        73,309
     Shares outstanding - actual number                                            3,875,521     3,879,558
     Book value per share                                                         $    19.30    $    18.90

Asset Quality Ratios:
---------------------
     Non-performing loans to loans receivable, net                                      0.26%         0.17%
     Allowance for loan losses to non-performing loans                                  3.45x         5.05x
     Allowance for loan losses to loans receivable, net                                 0.90%         0.87%


                                                      -----------------------------------------------------
                                                         For the three months       For the nine months
                                                            ended March 31,            ended March 31,
                                                      -----------------------------------------------------
                                                          2004           2003         2004          2003
                                                      -----------------------------------------------------
Selected Operating Ratios:
--------------------------
     Return on average assets (1)                           0.61%         0.69%         0.58%         0.81%
     Return on average equity (1)                           3.03%         3.48%         2.89%         4.02%
     Interest rate spread (1)                               2.60%         2.58%         2.55%         2.63%
     Net interest margin (1)                                2.85%         2.92%         2.81%         3.04%
     Average interest-earning assets to average
      interest-bearing liabilities                        122.96%       123.46%       123.01%       123.99%
     Non-interest expense to average assets (1)             2.45%         2.47%         2.50%         2.55%
     Efficiency ratio                                      71.20%        70.42%        72.71%        68.34%
      Dividend payout ratio                                50.00%        33.33%        53.33%        17.74%

Stock price this period:
------------------------
      High                                            $    26.96    $    20.95    $    26.96    $    20.95
      Low                                                  23.71         19.80         21.01         17.70
      Close                                                26.12         20.19         26.12         20.19


(1) Ratio annualized


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